Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal Fourth Quarter and Full Year 2020 Results

Dubuque, Iowa – August 24, 2020 –  Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of residential furniture and products in the United States, today reported fourth-quarter and full-year fiscal 2020 results. For the fourth quarter 2020, the Company reported net sales of $64.8 million and a net loss of $25.7 million. GAAP net loss per diluted share was ($3.23), compared to ($2.52) in the prior year quarter. Non-GAAP adjusted net income (loss) per diluted share was ($0.47), compared to ($0.54) in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this press release. For the full-year fiscal 2020, the Company reported net sales of $366.9 million and a net loss of $26.8 million, or ($3.37) per diluted share.

Net sales for the quarters ended June  30, (in millions):

	2020	2019	$ Change	% Change
Residential	$60.7	$85.1	$(24.4)	(28.7)%
Contract	4.1	15.1	(11.0)	(72.5)
Total	$64.8	$100.2	$(35.4)	(35.3)%

Net sales for the fiscal year ended June  30, (in millions):

	2020	2019	$ Change	% Change
Residential	$331.9	$374.5	$(42.6)	(11.4)%
Contract	35.0	69.1	(34.1)	(49.3)
Total	$366.9	$443.6	$(76.7)	(17.3)%

Net sales were $64.8 million for the quarter ended June 30, 2020 compared to net sales of $100.2 million in the prior year quarter, a decrease of 35.3%.

Residential net sales declined 28.7% compared to the prior year quarter. Home furnishings sales, sold primarily through retail stores, were $40.1 million, down $34.0 million or 46%, primarily due to the adverse impact of the COVID-19 pandemic. Home StylesTM products sold through e-commerce channels were $20.5 million, up $9.5 million or 86% versus the prior-year quarter.

Contract net sales fell 72.5%, resulting from the Company’s partial exit of its hospitality business earlier in the fiscal year, its recent exit from its non-core RV seating and remaining hospitality businesses in the fourth quarter, and the adverse sales impact from the COVID-19 pandemic.

For fiscal 2020, net sales were $366.9 million, compared to $443.6 million in fiscal 2019, a 17.3% decline. The lower sales in fiscal 2020 were a function of higher China tariffs, the COVID-19 pandemic, and the exit from the RV seating and remaining hospitality businesses. The decline was partially offset by an increase in the Company’s ready- to- assemble furniture sold through e-commerce, which grew 35.7% year-over-year, primarily driven by increased demand.

Operating Results for the Fourth Quarter Ended June 30, 2020

The Company’s fourth quarter financial results were impacted by a multitude of factors including: dramatic volume de-leverage of fixed costs due to the precipitous drop in sales from COVID-19 related store shutdowns; sizable cost inefficiencies from quickly closing plants and distribution centers during COVID-19 shutdowns, and then subsequently ramping operations back up; one-time costs associated with the exit from the RV and remaining hospitality businesses;  closure of a distribution center, and one-time costs associated with its SKU rationalization efforts and the deep discounting required to sell these discontinued items.

The Company reported a net loss of $25.7 million or $3.23 per share for the quarter ended June 30, 2020, compared to a net loss of $19.9 million or $2.52 per share in the prior year quarter. The reported net loss included a $20.8 million pre-tax restructuring expense, a $3.0 million inventory impairment charge related to the Company’s exit from certain product lines, and a $2.9 million right-of-use asset impairment expense related to leases. Excluding these expenses (see attached non-GAAP disclosure), the non-GAAP adjusted net loss was $3.7 million, or $0.47 per diluted share in this fiscal fourth quarter as compared to a non-GAAP adjusted net loss of $4.3 million or $0.54 per diluted share in the fourth quarter last year.

Gross margin as a percent of net sales for the fiscal fourth quarter was 9.2% compared to 5.3% for the prior-year quarter. The key drivers of the 390 basis-point improvement in adjusted gross margin were a combination of a 720 basis-point benefit or ($4.7 million) lower inventory impairment due to the Company’s restructuring program, and a 440 basis points benefit ($2.9 million) valuation allowance on foreign VAT, and a 770 basis point detriment related to fixed cost deleverage from lower volume and operational inefficiencies related to closing and ramping up operations during COVID-19 related shutdowns.

Selling, general and administrative (SG&A) expenses were 25.9% of net sales in the fourth quarter of fiscal 2020 compared with 18.8% of net sales in the prior-year quarter. Approximately 440 basis points were due to lease impairments, 200 basis points for COVID-19 related costs and 110 basis points due to higher bad debt expenses.

Liquidity and COVID-19 Update

Due to continued uncertainties resulting from COVID-19, the Company implemented measures to enhance its liquidity position and improve working capital. During the fourth quarter of fiscal year 2020, the Company reduced its quarterly dividend from $0.22 per share to $0.05 per share. Temporary compensation measures implemented in April were extended through October 1, 2020, including a 25% salary reduction for the CEO and CFO/COO and 50% cash compensation reduction for the Board of Directors.

Working capital (current assets minus current liabilities) at June 30, 2020 was $128.4 million compared to $118.2 million at June 30, 2019.  The $10.2 million increase in working capital was due to an increase in cash of $26.0 million, primarily attributable to proceeds from the sale of the Riverside, California facility of $20.5 million, an increase in assets held for sale of $12.3 million, an increase in other current assets of $6.6 million, and a decrease in restructuring liability of $4.2 million, partially offset by $23.1 million in inventory reduction as a result of inventory management and SKU rationalization activities, a decrease in trade receivables of $5.9 million due to lower sales, and an increase in accounts payable of $9.3 million. The Company took aggressive and decisive actions during the quarter to reduce costs and preserve cash, and as a result, ended the fourth quarter with a strong cash position of $48.2 million and no debt.

Capital expenditures for the twelve months ended June 30, 2020 were $3.7 million. During fiscal 2021, the Company anticipates spending $3 million to $4 million for capital expenditures.  The Company believes it has adequate working capital to meet these requirements.

Fiscal 2020 Restructuring Expense

During the fiscal year ended June 30, 2020, the Company incurred $34.2 million of restructuring expense primarily for write-down of assets due to impairment, facility closures, professional fees, pension withdrawal liability and employee termination costs as part of Flexsteel’s previously announced comprehensive transformation program. The Company expects to incur approximately $2.0 million of on-going facility and transition restructuring expenses in fiscal 2021.

Tax Rate

The Company reported a tax benefit of $5.6 million, or an effective rate of 17.8% during the fourth quarter compared to a tax benefit of $6.5 million in the prior year quarter, or an effective rate of 24.7%.

Management Commentary

“Our nation is still in the grips of the COVID-19 pandemic that continues to inflict widespread damage on our well-being and economy. Like many companies, we felt its enormous impact on our fourth quarter sales and financial results. Due to state and local regulations, virtually all the brick and mortar stores of our retail partners were closed for varying periods of time, which greatly depressed sales demand. At the same time, we saw a healthy increase in our e-commerce sales, yet this gain was greatly overshadowed by the loss of in-store sales,” said Jerry Dittmer, President and CEO of Flexsteel Industries.

“As retail stores began to reopen around Memorial Day, we experienced a surge of sales related to pent-up consumer demand, which was sustained for several weeks in June.  Overall, we have seen a consistent trend whereby sales demand has returned to or slightly above historical levels for most retail customers within 3-4 weeks of reopening their stores.  In the near-term, a greater proportion of consumer discretionary spending appears to be shifting toward home furnishings and other home-related categories, presumably as spending falls in travel and other recreational categories impacted by COVID-19.  We also believe the recent sales up-tick was partially related to pent-up demand from shutdowns across late March through early June, and may have been further buoyed by recent government stimulus. Once these two factors diminish, we expect that demand may moderate, but cannot predict to what level with any degree of certainty.

“While solid demand in June and July was encouraging, we are conservatively planning for sales order growth to recede late in the first quarter and for the remainder of calendar year 2020.  This outlook could change dramatically in either direction depending on the unfolding situation with COVID-19, U.S. unemployment, consumer confidence, and future government stimulus programs.

“Right now, we are not in a position to provide any profit guidance not only due to sales uncertainty, but also due to several cost headwinds we are currently encountering that include: ocean container surcharges, wage rate increases, and Vietnam supplier capacity constraints.

“Despite the near-term sales uncertainty and profit headwinds, we remain confident in our ability to continue to preserve cash and effectively navigate a multitude of various economic scenarios.  We also remain confident that the moves we’ve made to focus the organization on our core businesses, reduce complexity, upgrade talent, reset our cost structure, and position ourselves as an omni-channel leader in the furniture industry will accelerate our return to profitability and generate sustainable shareholder value over the long term. I am especially grateful to all our Flexsteel co-workers for their commitment and perseverance as we navigate the challenges ahead”, concluded Dittmer.

Share Repurchase Authorization

The Board of Directors approved a new share repurchase program authorizing the Company to purchase up to an aggregate of $8 million of the Company’s common stock. There is no guarantee as to the exact number or value of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the stock repurchase program will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions and applicable legal requirements.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, August 25, 2020 to discuss results and answer questions. The call can be accessed via telephone at 877-270-2148 (domestic) or 412-902-6510 (international) with a passcode of 10147252. Additionally, a live webcast of the call can be accessed in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The fourth-quarter fiscal 2020 press release will be available at www.ir.flexsteel.com after the market close on Monday, August 24, 2020.

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit http://dpregister.com/10147252 and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

A recorded replay can be accessed through September 1, 2020 by dialing 877-344-7529 (domestic) or 412-317-0088 (international); passcode: 10147252.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) is one of the largest manufacturers, importers and online marketers of residential furniture and products in the United States. Product offerings include a wide variety of upholstered furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and dealer network.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,197	$22,247
Trade receivables, net	32,217	38,157
Inventories	70,565	93,659
Other	18,535	11,904
Assets held for sale	12,329	—
Total current assets	181,843	165,967

NONCURRENT ASSETS:
Property, plant and equipment, net	43,312	79,238
Operating lease right-of-use assets	8,683	—
Other	3,421	9,082

TOTAL ASSETS	$237,259	$254,287
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$27,747	$18,414
Accrued liabilities	25,715	29,350
Total current liabilities	53,462	47,764

LONG-TERM LIABILITIES	8,292	1,096
Total liabilities	61,754	48,860

SHAREHOLDERS' EQUITY	175,505	205,427

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$237,259	$254,287

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Sales	$64,808	$100,207	$366,926	$443,588
Cost of goods sold	58,874	94,862	313,873	373,648
Gross margin	5,934	5,345	53,053	69,940
Selling, general and administrative	16,764	18,814	72,442	81,298
Restructuring expense	20,774	10,048	34,222	10,048
ERP impairment	—	2,604	—	21,273
Gain (loss) on disposal of assets	(53)	—	19,216	—
Litigation settlement costs	—	475	—	475
Operating income (loss)	(31,657)	(26,596)	(34,395)	(43,154)
Other income (expense):
Other income	392	148	720	546
Interest (expense)	(66)	—	(82)	—
Total other income	326	148	638	546
Loss before income taxes	(31,331)	(26,448)	(33,757)	(42,608)
Income tax benefit	5,590	6,532	6,913	10,003
Net loss	$(25,741)	$(19,916)	$(26,844)	$(32,605)
Weighted average number of common shares outstanding:
Basic	7,960	7,899	7,956	7,889
Diluted	7,960	7,899	7,956	7,889
Loss per share of common stock
Basic	$(3.23)	$(2.52)	$(3.37)	$(4.13)
Diluted	$(3.23)	$(2.52)	$(3.37)	$(4.13)

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the years ended June 30,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(26,844)	$(32,605)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	8,370	7,440
Deferred income taxes	5,453	(6,121)
Stock-based compensation expense	4,877	1,355
Changes in provision for losses on accounts receivable	1,520	(40)
Change in reserve for VAT receivable	(1,998)	2,612
Dubuque and Starkville property, plant and equipment impairment	17,482	—
Right-of-use asset impairment	2,878	—
ERP impairment	—	21,273
(Gain) on disposition of capital assets	(19,033)	(71)
Defined benefit plan termination	—	2,455
Changes in operating assets and liabilities	25,582	10,416
Net cash provided by operating activities	18,287	6,714
INVESTING ACTIVITIES:
Net proceeds from sales of investments	6	15,928
Proceeds from sale of capital assets	20,467	248
Capital expenditures	(3,688)	(21,346)
Net cash provided by (used in) investing activities	16,785	(5,170)
FINANCING ACTIVITIES:
Dividends paid	(7,022)	(6,918)
Treasury stock purchases	(1,563)	—
Proceeds from line of credits	15,000	—
Payments on line of credits	(15,000)	—
Proceeds from issuance of common stock	21	81
Shares withheld for tax payments on vested restricted shares	(558)	(210)
Net cash used in financing activities	(9,122)	(7,047)
Increase (decrease) in cash and cash equivalents	25,950	(5,503)
Cash and cash equivalents at beginning of period	22,247	27,750
Cash and cash equivalents at end of period	$48,197	$22,247

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  loss to non-GAAP adjusted net (loss) income:

The following table sets forth the reconciliation of the Company’s reported GAAP net loss to the calculation of non-GAAP adjusted net (loss) income for the three and twelve months ended June  30, 2020 and 2019:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
(in thousands)	2020	2019	2020	2019
Reported GAAP Net loss	$(25,741)	$(19,916)	$(26,844)	$(32,605)
Restructuring expense	20,774	10,048	34,222	10,048
ERP impairment	—	2,604	—	21,273
CEO transition costs	—	—	—	2,055
CFO transition costs	152	—	647	—
Inventory impairment related to restructuring	2,965	7,653	3,241	7,653
Right-of-use asset impairment (leases)	2,878	—	2,878	—
Defined benefit plan termination	—	—	—	2,455
(Gain) loss on disposal of assets	53	—	(19,216)	—
Litigation settlement costs	—	475	—	475
Tax impact of adjustments(1)	(4,786)	(5,132)	(4,459)	(10,320)
Non-GAAP net (loss) income	$(3,705)	$(4,268)	$(9,531)	$1,034

(1)Effective tax rate of 17.8% and 24.7% used to calculate the three months ended June 30, 2020 and June 30, 2019, respectively. Effective tax rate of 20.5% and 23.5% used to calculate the twelve months ended June 30, 2020 and June 30, 2019, respectively

Reconciliation of GAAP loss per share of common stock to non-GAAP adjusted (loss) earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP loss per share to the calculation of non-GAAP adjusted (loss) earnings per share for the three and twelve months ended June 30, 2020 and 2019:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Reported GAAP Diluted loss per share	$(3.23)	$(2.52)	$(3.37)	$(4.13)
Restructuring expense	2.61	1.27	4.30	1.27
ERP impairment	—	0.33	—	2.70
CEO transition costs	—	—	—	0.26
CFO transition costs	0.02	—	0.08	—
Inventory impairment related to restructuring	0.37	0.97	0.41	0.97
Right-of-use asset impairments (leases)	0.36	—	0.36	—
Defined benefit plan termination	—	—	—	0.31
(Gain) loss on disposal of assets	0.01	—	(2.42)	—
Litigation settlement costs	—	0.06	—	0.06
Tax impact of adjustments(1)	(0.60)	(0.65)	(0.56)	(1.31)
Non-GAAP Diluted (loss) earnings per shares	$(0.47)	$(0.54)	$(1.20)	$0.13

Note: Table above may not foot due to rounding.

(1)Effective tax rate of 17.8% and 24.7% used to calculate the three months ended June 30, 2020 and June 30, 2019, respectively. Effective tax rate of 20.5% and 23.5% used to calculate the twelve months ended June 30, 2020 and June 30, 2019, respectively

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries	563-585-8383
investors@flexsteel.com